Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Director, Investor Relations

(804) 788-1824

MASSEY ENERGY REPORTS 1ST QUARTER

FINANCIAL RESULTS

Richmond, Virginia, April 22, 2004 - Massey Energy Company (NYSE:MEE) today reported financial results for its first quarter ended March 31, 2004. Produced coal revenues of $342.4 million in the first quarter increased 13% over $303.0 million in the comparable period in 2003. The Company reported improved performance with an after-tax loss for the 2004 first quarter of $2.2 million, or $0.03 per share, compared to an after-tax loss of $17.5 million, or $0.24 per share for the comparable period in 2003. The first quarter 2003 loss included an after-tax non-cash charge of $7.9 million, or $0.11 per share, to record the cumulative effect of an accounting change resulting from the adoption of SFAS 143. Prior to that charge, the Company reported a 2003 first quarter after-tax loss of $9.6 million or $0.13 per share. The Company’s improved performance resulted in EBITDA of $54.2 million, an increase of 45% from $37.3 million in the first quarter of 2003. Produced coal sales volume for the 2004 first quarter increased by 3% to 10.2 million tons versus 9.9 million tons in 2003.

“We are gratified to see the continuing marketplace strength and increased pricing, both domestically and overseas,” commented Don L. Blankenship, Massey’s Chairman and CEO. “We believe Massey remains in a particularly attractive competitive position. We are the largest provider of metallurgical coal in the country, at a time when the world is facing an acute, possibly long-term, shortage of metallurgical coal. In addition, our Company provides coal to utilities in the Eastern U.S., where inventories remain low.”

Massey reported that due to continued price improvement and a favorable mix of tons sold, its average price per ton for the quarter was nearly 10% higher than the prior year first quarter. However, the Company also reported that it experienced poor railroad service during the quarter, which, combined with some disrupted production at its Upper Big Branch longwall, caused shipments to fall short of projections. Massey successfully moved all four longwalls, but in February the Upper Big Branch longwall experienced some operating interruptions that closed the mine for approximately three days and caused some delays in shipping. “We previously projected a weak first quarter due to sales of some lower-priced carryover tonnage, and higher costs from weather-related operational issues, shipping slowdowns and longwall moves,” commented Blankenship. “These factors, as well as other cost pressures, did impact the quarter but we were nevertheless able to contain our average cash cost per ton increase to less than 2%.”

Massey ended the first quarter with available liquidity of $200.7 million, including $69.1 million available on its asset-based revolving credit facility and $131.6 million in cash. Total debt at the end of the quarter was $818.7 million, consisting of the $132 million of 4.75% Convertible Senior Notes, $360 million of 6.625% Senior Notes, $283 million of 6.95% Senior Notes, $39.6 million of capital lease obligations and the fair value hedging adjustment of $4.1 million related to an interest rate swap on $240 million of the 6.625% Senior Notes. After deducting available cash of $131.6 million and restricted cash of $105.0 million that supported letters of credit, net debt totaled $582.1 million. Total debt-to-book capitalization ratio was 51.9% at March 31, 2004, an increase from 50.9% at December 31, 2003. Total net debt-to-book capitalization was 43.4% at March 31, 2004 compared to 42.3% at December 31, 2003.

Subsequent to the quarter, the Company reported the closing of its private offering of $175 million in 2.25% Convertible Senior Notes due April 1, 2024. Available liquidity as of April 21, 2004 was $374 million, including $66 million available on its asset-based revolving credit facility and $308 million in cash.

The Company reported that it was virtually sold out for 2004 tonnage. Assuming a return to normal rail service, Massey expects to ship between 45 and 47 million tons for the full year, at improved prices averaging between $35.50 and $36.50 per ton. The Company projects EBITDA for the year of between $280 and $340 million. Even after utilizing cash flow to fund additional equipment purchases to respond to current market conditions, the Company estimates free cash flow during 2004 of between $20 and $75 million (see the computation of free cash flow in the attached Note 7). “Our investment in new equipment is already paying off in increased production capacity, which will help Massey achieve our planned increase in produced tonnage,” said Blankenship. The Company expects to ship between 12 and 14 million tons of metallurgical coal in 2004, with as much as 50% exported to customers in Canada, Brazil, Western Europe, Japan and India.

Due to the continued market opportunity and the Company’s commitment to cost containment through the use of the most productive equipment, Blankenship stated that capital spending, which totaled $81.3 million in the first quarter of 2004 versus $17.3 million in the first quarter of 2003, is now estimated at between $200 and $220 million for 2004, excluding the potential buyout of existing operating leases. DD&A was $50.9 million in the first quarter of 2004 compared to $47.1 million in the same quarter in 2003, and is still expected to total between $200 and $210 million for the full year 2004.

In the second quarter of 2004, the Company expects to ship between 11 and 12 million tons at an estimated average price per ton of between $36.00 and $36.50. Massey projects earnings per share for the second quarter of between $0.15 and $0.35 and EBITDA of between $75 and $95 million.

Sales commitments for 2005 total approximately 40 million tons, including about 3.5 million tons that are unpriced. Priced 2005 tonnage, including about 25 million tons of steam coal and 11 million tons of met coal, averages approximately $36.50 per ton. Assuming no substantial decline in marketplace demand, the Company expects to ship between 15 and 17 million tons of metallurgical coal in 2005. For 2006, commitments total about 15 million tons, including approximately 3.5 million unpriced tons. The Company believes that 2005 and 2006 per ton pricing, based on today’s marketplace environment, will be meaningfully higher than in 2004. This improved pricing in future years is expected to have a significant positive impact on earnings and free cash flow.

Massey Energy Company, headquartered in Richmond, Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

CONFERENCE CALL WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss first quarter earnings on Friday morning, April 23, 2004, at 10:00 a.m. ET. The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com. A replay of the conference call will be available on Massey Energy’s website and also by telephone. The conference call replay can be accessed through April 30, 2004 by dialing 800-679-9640 or 402-220-0275.

FORWARD-LOOKING STATEMENTS: The preceding release contains forward-looking statements regarding projected earnings levels, cost reductions, new contracts and financial performance. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; fluctuation in coal prices which could adversely affect the Company’s operating results and cash flows; deregulation of the electric utility industry; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental regulations, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2003, which was filed on March 15, 2004. Massey’s filings are available either publicly, under the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512. Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact: Investor Relations, Katharine W. Kenny, (804) 788-1824, of Massey or e-mail the Company at www.masseyenergyco.com, Investor Relations.

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MASSEY ENERGY COMPANY

CONSOLIDATED FINANCIAL RESULTS - UNAUDITED

(in Millions, except # of employees, per share & per ton information)

	For the three months ended
	March 31, 2004	March 31, 2003
Revenues
Produced coal revenue	$342.4	$303.0
Freight and handling revenue	29.4	24.0
Purchased coal revenue	22.3	27.0
Bond repurchase income	—	0.6
Other revenue	11.0	20.0

Total revenues	405.1	374.6
Costs and expenses
Cost of produced coal revenue	284.2	272.7
Freight and handling costs	29.4	24.0
Cost of purchased coal revenue	23.3	27.6
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	49.8	45.9
Selling, general and administrative	1.1	1.2
Selling, general and administrative	11.6	9.7
Other expense	2.4	3.3

Total costs and expenses	401.8	384.4

Income (Loss) from operations	3.3	(9.8)
Interest income	1.5	1.2
Interest expense	(12.6)	(9.2)

Loss before taxes	(7.8)	(17.8)
Income tax benefit	(5.6)	(8.2)

Loss before cumulative effect of change in accounting principle	(2.2)	(9.6)
Cumulative effect of change in accounting principle, net of tax of $5.0 million	—	(7.9)

Net Loss	$(2.2)	$(17.5)

Loss per share - (Basic and Diluted)
Loss before cumulative effect of change in accounting principle	$(0.03)	$(0.13)
Cumulative effect of change in accounting principle, net of tax	—	(0.11)

Net loss	$(0.03)	$(0.24)

Shares used to calculate loss per share
Basic and Diluted	74.9	74.5

EBIT	$3.3	$(9.8)
EBITDA	$54.2	$37.3

	Three months ended
	March 31, 2004	March 31, 2003
Produced tons sold:
Utility	6.5	6.5
Metallurgical	2.6	2.4
Industrial	1.1	1.0

Total produced tons sold	10.2	9.9

Total tons produced	10.3	10.4

Produced coal revenue per ton sold
Utility	$30.50	$28.75
Metallurgical	$41.17	$35.16
Industrial	$35.04	$33.18
Produced coal revenue per ton sold	$33.74	$30.74

Average cash cost per ton	$29.14	$28.66

Capital expenditures	$81.3	$17.3
Number of employees	4,587	4,313

	March 31, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$131.6	$88.8
Trade and other accounts receivable	157.3	152.6
Inventories	212.8	206.6
Other current assets	220.4	254.5
Net property, plant and equipment	1,520.3	1,480.2
Other noncurrent assets	198.1	194.0

Total assets	$2,440.5	$2,376.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt	$14.4	$3.7
Other current liabilities	286.8	255.6
Long-term debt	804.3	784.3
Other noncurrent liabilities	576.3	574.2

Total liabilities	1,681.8	1,617.8

Total shareholders’ equity	758.7	758.9

Total liabilities and shareholders’ equity	$2,440.5	$2,376.7

Note 1: The number of shares used to calculate basic loss per share is based on the weighted average outstanding shares of Massey Energy during the respective periods. The number of shares used to calculate diluted earnings (loss) per share is based on the number of shares used to calculate basic earnings (loss) per share plus the dilutive effect of options and other stock-based instruments held by Massey employees each period. In accordance with accounting principles generally accepted in the United States, the effect of dilutive securities was excluded from the calculation of the diluted loss per common share in the three months ended March 31, 2004 and 2003, as such inclusion would result in antidilution.

Note 2: EBIT is defined as Loss from operations, which is a measure of performance calculated in accordance with generally accepted accounting principles. EBITDA is defined as EBIT before deducting Depreciation, depletion, and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s operating cash generated performance before debt expense and its cash flow. EBITDA does not purport to represent by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

The table below reconciles the generally accepted accounting principle measure of Net Loss to EBITDA.

	Three months ended March 31,
	2004	2003
Net Loss	$(2.2)	$(17.5)
Cumulative effect of change in accounting principle, net	—	7.9

Loss before cumulative effect of change in accounting principle, net	(2.2)	(9.6)
Income tax benefit	(5.6)	(8.2)
Interest expense (income), net	11.1	8.0

Income (loss) from operations	3.3	(9.8)
Depreciation, depletion and amortization	50.9	47.1

EBITDA	$54.2	$37.3

Note 3: “Average cash cost per ton” is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (excluding Depreciation, depletion and amortization), divided by total produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Total costs and expenses per ton to Average cash cost per ton.

	Three months ended March 31,
	2004		2003
	$	per ton	$	per ton
Total Costs and expenses	$401.8	$39.59	$384.4	$39.01
Less: Freight and handling costs	29.4	$2.89	24.0	$2.44
Less: Cost of purchased coal revenue	23.3	$2.30	27.6	$2.80
Less: Depreciation, depletion and amortization	50.9	$5.02	47.1	$4.78
Less: Other expense	2.4	$0.24	3.3	$0.33

Average Cash cost	$295.8	$29.14	$282.4	$28.66

Note 4: Certain 2003 amounts have been reclassified to conform with the 2004 presentation.

Note 5: “Net debt” is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents and Restricted cash, which is included in Other current assets. Although Net debt is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it provides a clearer comparison of the Company’s debt position from period to period. Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. The table below reconciles the generally accepted accounting principle measure of Long-term debt to Net debt.

	March 31, 2004	December 31, 2003
Long-term debt	$804.3	$784.3
Plus: Short-term debt	14.4	3.7
Less: Cash and cash equivalents	131.6	88.8
Less: Restricted cash	105.0	141.8

Net debt	$582.1	$557.4

Note 6: The “Total debt-to-book capitalization” ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total shareholders’ equity. The “Total net debt-to-book capitalization” ratio is calculated as the sum of Net debt (calculated in Note 5) divided by the sum of Net debt and Total shareholders’ equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	March 31, 2004	December 31, 2003
Long-term debt	$804.3	$784.3
Plus: Short-term debt	14.4	3.7

Total debt (numerator)	818.7	788.0
Plus: Total shareholders’ equity	758.7	758.9

Book capitalization (demoninator)	$1,577.4	$1,546.9

Total debt-to-book capitalization ratio	51.9%	50.9%

Net debt (from Note 5) (numerator)	582.1	557.4
Plus: Total shareholders’ equity	758.7	758.9

Adjusted book capitalization (demoninator)	$1,340.8	$1,316.3

Total net debt-to-book capitalization ratio	43.4%	42.3%

Note 7: “Free cash flow” is calculated as EBITDA (as defined in Note 2, above) less the sum of Capital expenditures, net interest expense (Interest expense less Interest income) and income tax payments. Although Free cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it provides a measure of the cash that the company has available for debt repayments and dividends. Free cash flow should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. The table below reconciles projected Free cash flow to projected EBITDA for the 2004 fiscal year.

	Lower End Of Range	Upper End Of Range
Projected EBITDA	$280.0	$340.0
Less: Projected capital expenditures (mid-point)	210.0	210.0
Less: Projected net interest expense	48.0	48.0
Less: Projected income tax payments	2.0	7.0

Projected free cash flow	$20.0	$75.0